Exhibit 99.2

Rennova Health Interview

CEO Seamus Lagan on Uptick Newswire October 2022

Speakers: Everett Jolly and Seamus Lagan

Jolly: On today’s show I’m bringing back a returning guest. He was on my show last month in September. I’m talking about no other than Rennova Health, Inc. You can find them on the OTC Markets under the ticker symbol ‘RNVA’. With us today is the CEO, who is going to bring us up to speed, Mr. Seamus Lagan. Seamus, welcome back to the show.

Lagan: Thanks Everett, it’s good to be back on again.

Jolly: The last time that you were on the show in September, we had a lot of highlights. One, last quarter was profitable, hospital operations significantly improved and revenues also improved immensely. That being said, I know the third quarter financial statements won’t be due until November 15th, but can you give us some sort of idea of how you’re running, the run rate and what you see going forward?

Lagan: Thankfully, we have had a continuation of that trend. We have had a continued increase in volume and continued improvement in collections. Subject to review by the auditors before the financial statements go out, it looks like we are going to report $4 million or more of revenue for the third quarter. That is the best quarter we have had in a few years now, it is going in the right direction and we are looking forward to continuing this trend. Obviously, the facility has some limits with what it can do without some capital investment, but all in all it has been a good third quarter, and I believe the financial statements in November will reflect that continued improvement.

Jolly: Let’s talk about the behavioral health division; are we still on schedule with Myrtle?

Lagan: We are. We are finalizing a plan to open separate phases. Obviously, we have property or space in our Big South Fork facility, so the first phase will be to utilize that empty space. It is probably the least capital intensive to get it up and running. We also have a separate building that we own in that same site, and we intend to open an OBOT in that area. Then we will turn our focus to the Jamestown hospital building and we have to look to try and reopen that hospital. We are continuing to consider our options and it certainly looks like we are leaning towards using a portion of that building for behavioral health services, and that will be quite exciting. It will take a little time, but everything is going in the right direction for Myrtle.

Jolly: It’s been a long time since we talked about your investment in InnovaQor, and I know that you have a significant investment in that company from the separation of your software division into that company. How is Rennova going to see the benefit for its shareholders from the investment side?

Lagan: It has been a while since we talked about it. InnovaQor is now a fully-reporting company. I believe the board is taking the final steps to change the VMCS trading symbol to something closer related to the InnovaQor name. So, being fully reporting now gives that company an opportunity to raise a little capital - some capital required to expand the existing products and some capital for the new platform that company is going to launch. We are still very excited about that. For Rennova and its shareholders, we are owed a little money back from that company and we have a significant investment in it, so it will be good if we can get that company to a point where Rennova can sell a little bit of its holding or consider our options for how to distribute some of the shares we own to our Rennova shareholders. We have always said we would do that, and I believe that day is coming closer. I don’t want to estimate a timeframe, Everett, but that is still in the cards and we look forward to being able to do that.

Jolly: The company is starting to turn back to profitability as hospital operations have significantly improved. That being said, what is it you want my listeners to take away from today’s interview?

Lagan: Well hopefully the previous statements that we have made and the belief that we could make this company profitable, hopefully the numbers are starting to demonstrate our commitment to doing that. I remain very committed to getting this fully turned around to where it is profitable enough to carry all of its costs. It is great to have the operations profitable and paying their own way, and the financial statements themselves show a significant reduction in losses. So, I think we continue to make a lot of progress with our debt holders and anybody that is owed money by the company. So, we are looking forward to continuing with the same trend, and I think you’ll see a very different company evolve over the next 6 to 12 months.

Jolly: Seamus, I want to thank you for stopping by and coming on the show. Hopefully you come back in 40 to 50 days to give us an update. Thank you, Sir.

Lagan: I appreciate the opportunity to provide you the update, thank you very much for your time.